UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

CHINA PREMIUM LIFESTYLE ENTERPRISE, INC.

 (Exact name of registrant as specified in its charter)

Nevada	333-120807	11-3718650
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10/F, Wo Kee Hong Building 585-609 Castle Peak Road Kwai Chung, N.T. Hong Kong
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (+852) 2954-2469

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On February 25, 2009, the Board of Directors of China Premium Lifestyle Enterprise, Inc. (the “Company”) elected Nils A. Ollquist, age 52, to the Board of Directors of the Company to hold office for a period of six (6) months from the date of his election.  Mr. Ollquist’s appointment may be extended by mutual consent or earlier terminated if he resigns or is otherwise removed by the Company.  Mr. Ollquist, who holds degrees in economics and law from the Australian National University at Canberra, is Managing Director and a Principal of OFS Capital Group Ltd., an international merchant banking firm providing listing and capital raising services for clients through offices in the U.S., Hong Kong, Switzerland and India. Prior to founding OFS Capital Group Ltd., Mr. Ollquist served as head of Bank of America’s mergers & acquisitions group for Asia based in San Francisco and subsequently Hong Kong.  Prior to his career in banking, Mr. Ollquist served as a senior executive in the Australia Federal Treasury, including a term as Senior Executive Assistant to the then Treasury Secretary.

Mr. Ollquist will receive $5,000 per month for his service on the Company’s Board of Directors, and is entitled to be reimbursed for reasonable and necessary business and entertainment expenses properly incurred in connection with carrying out his duties as a Director.

The Company is currently not required to, and does not, have an audit committee or compensation committee.  As a Director, Mr. Ollquist will participate in carrying out the functions ordinarily handled by these committees, which are currently handled by the entire Board of Directors.

There is no prior arrangement or understanding between Mr. Ollquist and any other person pursuant to which he was selected to be a member of the Board of Directors of the Company.  There are no family relationships between Mr. Ollquist and any other director or executive officer of the Company.  There have been no transactions during the Company’s last two fiscal years, or any currently proposed transaction or series of similar transactions, to which the Company was or is a party, in which the amount involved exceeds $120,000 and in which Mr. Ollquist has or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009	China Premium Lifestyle Enterprise, Inc.

	By:	/s/ Richard Man Fai LEE
Richard Man Fai LEE
Chief Executive Officer